Exhibit 99.1

Copart, Inc.

For Immediate Release

Copart Reports Second Quarter Financial Results

Fairfield, Calif. (March 7, 2006) — Copart, Inc. (NASDAQ: CPRT) the largest provider of vehicle salvage disposition services in the United States, today reported results for the second quarter ended January 31, 2006.

During the three months ended January 31, 2006, revenue and income from continuing operations were $125.1 million and $26.1 million, respectively. This represents a growth in revenue of $17.4 million or 16% and a growth in income from continuing operations of $2.7 million or 11% over the same quarter last year. Fully diluted earnings per share (EPS) from continuing operations for the three months was $.28 compared to $.25 last year, an increase of 12%.

For the six months ended January 31, 2006, revenue and income from continuing operations were $241.8 million and $48.7 million, respectively. This represents a growth in revenue of $32.5 million or 16% and a growth in income from continuing operations of $2.7 million or 6% over the same period last year. Fully diluted earnings per share (EPS) from continuing operations for the six months was $.53 compared to $.50 for the same period last year, an increase of 6%.

Salvage same store sales, sales from stores owned or open more than twelve months, increased by 9% and 10% for the three and six months ended January 31, 2006, respectively.

The operating results for the first and second quarters of 2006 were adversely affected by incremental costs incurred as a result of hurricanes Katrina and Rita. These additional inventory-type costs, characterized as “abnormal” and charged to yard operations costs, are estimated to be approximately $4.9 million and $9.5 million for the three and six month periods ended January 31, 2006, respectively. These costs include the additional subhauling, payroll, equipment and facilities expenses directly related to the operating conditions created by the hurricanes and will continue. These costs do not include normal expenses associated with the increased unit volume created by the hurricanes, which are deferred until the sale of the units and are recognized as vehicle pooling costs on the balance sheet. At the end of the quarter, approximately 90% of the incremental salvage vehicles received as a result of the hurricanes remained unsold and in inventory. We expect the majority of these vehicles to be sold in the next three quarters. The processing of the hurricane vehicles has had and may continue to have a negative impact on gross and operating margin percentages.

The three and six month periods of fiscal 2006 were positively affected by a reduction in income tax expense of $1.8 million relating to a correction of tax expense from prior periods, primarily fiscal 2001. This had a positive impact of $.02 on our diluted EPS for the three and six months ended January 31, 2006.

During the quarter the company adopted a formal plan to discontinue the operations of its public auction business Motors Auction Group (MAG) and dispose of or convert the related

Copart, Inc. ~ 4665 Business Center Drive, Fairfield, California 94534 ~ (707) 639-5000

assets. Also, during the quarter the company determined that there were indicators of impairment of the MAG assets and after making an assessment of the fair value of such assets, concluded that the carrying value of MAG had been permanently impaired. Accordingly, the operational results for the MAG yards held for sale along with an impairment of approximately $22.3 million are shown, net of tax, as discontinued operations on the income statements. The MAG yards to be converted into salvage facilities will continue to be included in the results of continuing operations.

During the current quarter the company repurchased 366,000 shares of common stock at an average price of $24.24 per share.

On Wednesday, March 8, at 11 a.m. Eastern time, Copart will conduct a conference call to discuss the results for the quarter. The call will be webcast live at https://cis.premconf.com/sc/scw.dll/usr?cid=vlllrmwnncsvmwnlx. A replay of the call will be available through March 14, 2006 by calling (888) 203-1112. Use confirmation code #4910134.

Copart, founded in 1982, provides vehicle suppliers, primarily insurance companies, with a full range of services to process and sell salvage vehicles through a completely virtual auction-style trading platform, principally to licensed dismantlers, rebuilders and used vehicle dealers. Salvage vehicles are either damaged vehicles deemed a total loss for insurance or business purposes or are recovered stolen vehicles for which an insurance settlement with the vehicle owner has already been made. The Company operates 124 facilities in the United States and Canada. It also provides services in other locations through its national network of independent salvage vehicle processors.

NOTE: This press release contains forward-looking statements within the meaning of federal securities laws, and these forward-looking statements are subject to substantial risks and uncertainties. We expect our gross margins and operating margins to continue to be adversely affected until we have sold the incremental salvage vehicles obtained as a result of hurricanes Katrina and Rita. Our VB2 Internet sales model may not continue to have as favorable an incremental impact on our results of operations in future periods as we have experienced since VB2 was introduced on a company-wide basis during fiscal year 2004. Our business has become increasingly reliant on proprietary and non-proprietary technologies, and it is difficult to forecast with accuracy what impact these changes in our business model will have. Litigation is an inherently uncertain process, and there can be no guarantee or prediction concerning the costs, results, timing or outcome of any litigation. We depend on a limited number of major suppliers of salvage vehicles. If we are unable to maintain these supply relationships, our revenues and operating results would be adversely affected. In addition, our revenues, operating results, financial condition, and growth rates are subject to numerous other risks, including our ability to complete and integrate new acquisitions, environmental and regulatory risks, and the other factors described under the caption “Factors That May Effect Future Results” in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We encourage investors to review these disclosures carefully.

Contact:	Simon Rote, Vice President of Finance
(707) 639-5000

Copart, Inc.

Consolidated Statements of Income

(in thousands, except share data)

(Unaudited)

	Three months ended January 31,		Six months ended January 31,
	2006	2005	2006	2005

Revenues	$125,099	$107,701	$241,839	$209,384

Operating costs and expenses:
Yard operations	74,524	60,032	143,731	117,533
General and administrative	13,560	11,169	27,093	20,473
Total operating expenses	88,084	71,201	170,824	138,006
Operating income	37,015	36,500	71,015	71,378

Other income (expense):
Interest income, net	1,805	1,037	3,581	1,816
Other income, net	753	806	1,388	1,990
Equity in losses of unconsolidated investment	(849)	—	(849)	—
Total other income	1,709	1,843	4,120	3,806
Income from continuing operations before income taxes	38,724	38,343	75,135	75,184
Income taxes	12,606	14,877	26,441	29,171
Income from continuing operations	26,118	23,466	48,694	46,013
Discontinued operations:
Income (loss) from discontinued operations, net of income tax effects	(18,265)	87	(18,027)	210
Net income	$7,853	$23,553	$30,667	$46,223
Earnings per share-basic
Income from continuing operations	$0.29	$0.26	$0.54	$0.51
Income (loss) from discontinued operations	(0.20)	0.00	(0.20)	0.00
Basic net income per share	$0.09	$0.26	$0.34	$0.51
Weighted average shares outstanding	90,401	90,123	90,393	90,102

Earnings per share-diluted
Income from continuing operations	$0.28	$0.25	$0.53	$0.50
Income (loss) from discontinued operations	(0.20)	0.00	(0.20)	0.00
Diluted net income per share	$0.08	$0.25	$0.33	$0.50
Weighted average shares and dilutive potential common shares outstanding	92,636	93,121	92,248	92,889

Copart, Inc.

Consolidated Balance Sheets

(in thousands)

(Unaudited)

	January 31, 2006	July 31, 2005
ASSETS

Current assets:
Cash and cash equivalents	$96,828	$252,548
Short-term investments	105,500	—
Accounts receivable, net	123,896	89,002
Vehicle pooling costs	38,673	25,983
Prepaid expenses and other assets	7,300	8,595
Assets held for sale	9,735	32,434
Total current assets	381,932	408,562
Property and equipment, net	310,938	284,245
Intangibles, net	2,201	1,308
Goodwill	112,100	93,276
Deferred income taxes	6,157	—
Land purchase options and other assets	15,040	6,138
Total assets	$828,368	$793,529

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$58,308	$56,964
Deferred revenue	23,214	12,478
Income taxes payable	552	7,248
Deferred income taxes	7,379	3,296
Other current liabilities	126	126
Total current liabilities	89,579	80,112
Deferred income taxes	—	2,878
Other liabilities	1,173	1,160
Total liabilities	90,752	84,150
Commitments and contingencies
Shareholders’ equity:
Common stock, no par value - 180,000 shares authorized; 90,235 and 90,338 shares issued and outstanding at January 31, 2006 and July 31, 2005, respectively	269,560	272,017
Accumulated other comprehensive income	382	354
Retained earnings	467,674	437,008
Total shareholders’ equity	737,616	709,379
Total liabilities and shareholders’ equity	$828,368	$793,529